Exhibit 10.1

THIRD AMENDMENT

THIS THIRD AMENDMENT (the “Amendment”) is made and entered into as of March 18, 2009, by and between CA-THE CONCOURSE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and INTELLON CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated December 16, 2003, as previously amended by that certain First Amendment dated December 28, 2005 (the “First Amendment”) and that certain Second Amendment dated January 26, 2007 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space (the “Existing Premises”) described as Suite Nos. 550 and 560 on the 5th floor of the building commonly known as The Concourse III located at 1731 Technology Drive, San Jose, California (the “Building”).

B.	The Lease describes the Existing Premises as containing approximately 4,345 rentable square feet and the Building as containing approximately 153,665 rentable square feet. Landlord has re-measured the Existing Premises and the Building and the parties wish to modify the Lease to reflect the results of such re-measurement.

C.

Tenant desires to surrender a portion of the Premises to Landlord containing approximately 1,631 rentable square feet described as Suite No. 550 on the 5th floor of the Building as shown on Exhibit A hereto (the “Reduction Space”) (the Existing Premises, less the Reduction Space, is referred to herein as the “Remaining Portion of Existing Premises”) and that the Lease be appropriately amended, and Landlord is willing to accept such surrender on the following terms and conditions.

D.	The Lease will expire by its terms on March 31, 2009 (the “Second Extended Termination Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Re-measurement of Existing Premises and Building. Landlord and Tenant acknowledge and agree that Landlord has re-measured the Existing Premises and the Building and that, according to such re-measurement, (i) the rentable area of the Existing Premises is 4,455 rentable square feet, and (ii) the rentable area of the Building is 158,746 square feet. Notwithstanding such re-measurement, the parties agree that for the period prior to the Third Extension Date (defined below), the rentable square footages of the Existing Premises and the Building shall remain as set forth in the Lease and no portion of the Lease shall be modified as a result thereof. However, commencing on the Third Extension Date, the rentable area of the Premises, the rentable area of the Building, Base Rent and Tenant’s Pro Rata Share for the Premises shall be adjusted as set forth herein to reflect such re-measurement.

2.	Extension. The term of the Lease is hereby extended until March 31, 2010 (the “Third Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. The portion of the term of the Lease commencing on the date immediately following the Second Extended Termination Date (“Third Extension Date”) and ending on the Third Extended Termination Date shall be referred to herein as the “Third Extended Term”.

3.	Reduction.

3.01.	Tenant shall vacate the Reduction Space in accordance with the terms of the Lease on or prior to March 31, 2009, which is the date immediately preceding the Reduction Effective Date (defined in Section 3.02. below) and Tenant shall fully comply with all obligations under the Lease respecting the Reduction Space up to the Reduction Effective Date, including those provisions relating to the condition of the Reduction Space and removal of Tenant’s Property therefrom.

3.02.

Effective as of April 1, 2009 (the “Reduction Effective Date”), the Premises is decreased from 4,455 rentable square feet on the 5th floor to 2,824 rentable square feet on the 5th floor by the elimination of the Reduction Space. As of the Reduction Effective Date, the Reduction Space shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to the Reduction Space, and the “Premises”, as defined in the Lease, shall be deemed to mean the Existing Premises, less the Reduction Space.

3.03.	If Tenant shall holdover in the Reduction Space beyond the day immediately preceding the Reduction Effective Date, Tenant shall be liable for Base Rent, Additional Rent and other charges respecting the Reduction Space equal to twice the amount in effect under the Lease prorated on a per diem basis and on a per square foot basis for the Reduction Space. Such holdover amount shall not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to holdover in the Reduction Space.

4.	Base Rent. As of the Reduction Effective Date, the schedule of Base Rent shall be as follows:

Months of Term or Period	Annual Rate Per Square Foot	Monthly Base Rent
4/1/09 – 3/31/10	$24.84	$5,845.68

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

5.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

6.	[Intentionally Omitted].

7.	Tenant’s Pro Rata Share. For the period commencing on the Reduction Effective Date and ending on the Third Extended Termination Date, Tenant’s Pro Rata Share shall be 1.7789%. Notwithstanding anything in this Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Pro-Rata Share of Expenses and Taxes applicable to the Reduction Space for that portion of the calendar year preceding the Reduction Effective Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

8.	Expenses and Taxes. For the period commencing on the Reduction Effective Date and ending on the Third Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease, provided, however, effective as of the Extension Date the Base Year for Expenses and Taxes shall be 2009.

9.	Improvements to Premises.

9.01.	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

9.02.	Responsibility for Improvements to Premises. Landlord shall perform improvements to the Remaining Portion of Existing Premises (as defined in the Recitals above) in accordance with the Tenant Work Letter attached hereto as Exhibit B.

10.

Representations. Each party represents to the other that it has full power and authority to execute this Amendment. Tenant represents that it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in the Reduction Space other than those explicitly recited herein and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of the Reduction Space, and Tenant agrees to indemnify and hold harmless Landlord and the Landlord Related Parties (as defined in the “Miscellaneous” Section below) from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys’ fees. Tenant acknowledges that Landlord will be relying on this Amendment in entering into leases for the Reduction Space with other parties.

11.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

11.01.	Parking. Effective as of the Reduction Effective Date, in the first sentence of Section 2 of Exhibit G to the Lease, the words “15 non-reserved parking spaces” are hereby replaced with the words “8 non-reserved parking spaces”.

11.02.	Renewal Option. Exhibit C to the First Amendment is hereby deleted from the Lease.

11.03.	Compliance with Law. Without limiting Tenant’s obligations under the Lease, if, as a result of Tenant’s performance of any Alteration, Landlord becomes required under law to perform any inspection or give any notice relating to the Premises or such Alteration, or to ensure that such alteration is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

11.04.	Liability Insurance. Clause (a) of the first sentence of Section 14 of the Lease is hereby amended by replacing the amount “$2,000,000.00” set forth therein with the amount “$3,000,000.00.”

11.05.	Waiver of Subrogation. For purposes of Section 15 of the Lease, any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance.

11.06.	Anti-Terrorism Laws. Tenant represents, warrants and covenants that each party that constitutes, owns or controls, or is owned or controlled by, Tenant, any guarantor of the Lease or any subtenant of Tenant is not, and at no time during the term of the Lease will be, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

11.07.	Application. Notwithstanding anything else herein to the contrary, Sections 11.03 through 11.06 above shall not apply to the period expiring on the Second Extended Termination Date.

11.08.	Extension Option.

A.	Grant of Option; Conditions. Tenant shall have the right (the “Extension Option”) to extend the term of the Lease for one additional period of one 1 year commencing on the day following the Third Extended Expiration Date and ending on the 1st anniversary of the Third Extended Expiration Date (the “Fourth Extension Term”), if:

1.	Landlord receives notice of exercise (“Extension Notice”) not less than three (3) full calendar months before the Third Extended Expiration Date;

2.	Tenant is not in default under the Lease beyond any applicable cure period when Tenant delivers its Extension Notice or when the Prevailing Market (defined below) rate for the Fourth Extension Term is determined pursuant to Subsection C below;

3.	No part of the Premises is sublet (other than pursuant to a Permitted Transfer) when Tenant delivers its Extension Notice or when the Prevailing Market rate for the Fourth Extension Term is determined pursuant to Subsection C below; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer) before the Prevailing Market rate for the Fourth Extension Term is determined pursuant to Subsection C below.

B.	Terms Applicable to Fourth Extension Term.

1.	During the Fourth Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

2.	During the Fourth Extension Term Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes for the Premises in accordance with the Lease.

C.	Procedure for Determining Prevailing Market. Within 30 days after receiving Tenant’s Extension Notice, Landlord shall give Tenant notice of Landlord’s estimate of the Base Rent rate for the Fourth Extension Term (the “Base Rent Notice”), which shall reflect the Prevailing Market rate. Within 15 days after receiving the Base Rent Notice, Tenant shall give Landlord either (i) written notice (“Binding Notice”) accepting the Base Rent rate described in the Base Rent Notice, or (ii) written notice (the “Rejection Notice”) rejecting such Base Rent rate. If Tenant fails to give Landlord a Binding Notice or a Rejection Notice within such 15-day period, the Extension Option shall be of no further force or effect. If Tenant timely gives Landlord a Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Fourth Extension Term. If, within 30 days after timely delivery of a Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Tenant’s Extension Option shall be of no further force or effect.

D.	Extension Amendment. If Tenant is entitled to and properly exercises its Extension Option, and if the Prevailing Market rate for the Fourth Extension Term is determined in accordance with Subsection C above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (the “Extension Amendment”) reflecting changes in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms, and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Fourth Extension Term in accordance with Subsection C above, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

E.	Definition of Prevailing Market. For purposes of this Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the San Jose, California area. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

F.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Extension Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or the Project existing on the date hereof.

12.	Miscellaneous.

12.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any free rent, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

12.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

12.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

12.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

12.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

12.06.	Tenant hereby represents to Landlord that Tenant has dealt with no broker, other than Cushman & Wakefield of California, Inc., a California corporation (“Tenant’s Broker”), in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

12.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-THE CONCOURSE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

By:	/s/ [Illegible]
Name:
Title:

TENANT:

INTELLON CORPORATION, a Delaware corporation

By:	/s/ Charles E. Harris
Name:	Charles E. Harris
Title:	CEO

EXHIBIT A

OUTLINE AND LOCATION OF REDUCTION SPACE

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EXHIBIT B

TENANT WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the amendment of which this Work Letter is a part. “Premises” means the Remaining Portion of Existing Premises. “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work in the Premises (including demolition) that is necessary to construct the Tenant Improvements.

1 ALLOWANCE. [Intentionally Omitted.]

2 WORK LIST.

2.1 Tenant Improvements. Landlord shall perform improvements to the Premises in accordance with the following work list (the “Worklist”) using Building-standard methods, materials and finishes.

WORK LIST

ITEM

Remove door between the Remaining Portion of Existing Premises and the Reduction Space, and sheetrock doorway

2.2 Responsibility for Approving Worklist. Tenant shall be responsible for ensuring that all elements of the design of the Tenant Improvements are suitable for Tenant’s use of the Premises, and neither the preparation nor the approval of the Worklist by Landlord shall relieve Tenant from such responsibility.

2.3 Time Deadlines. Tenant shall use its best efforts to cooperate with Landlord and its contractors and other consultants to provide any necessary approvals relating to the Worklist and obtain any necessary permits for the Tenant Improvement Work as soon as possible after the execution of this Agreement.

3 CONSTRUCTION.

3.1 Contractor. A contractor designated by Landlord (the “Contractor”) shall perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2 Cost of Tenant Improvements. Except as provided in Section 3.3.3 below, the Tenant Improvement Work shall be performed at Landlord’s expense.

3.3 Construction

3.3.1 Over-Allowance Amount. [Intentionally Omitted.]

3.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain the Contractor to perform the Tenant Improvement Work in accordance with the Worklist.

3.3.3 Revisions to Worklist. The Worklist shall not be revised without the written agreement of each party, which agreement may be withheld or conditioned in either party’s sole and absolute discretion. If the Worklist is revised, then (a) Tenant shall reimburse Landlord, immediately upon demand, for any increase in the cost of the Tenant Improvement Work that results from such revision; and (b) except as may be otherwise agreed in writing by Landlord, Tenant shall be responsible for insuring that such revision complies with applicable Law.

3.3.4 Contractor’s Warranties. Tenant waives all claims against Landlord relating to any latent defects in the Tenant Improvements. Notwithstanding the foregoing or any contrary provision of the Lease, if, within 10 months after substantial completion of the Tenant Improvements, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, Landlord shall, at its option, either (a) assign to Tenant any right Landlord may have under the Construction Contract (defined below) to require the Contractor to correct, or

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pay for the correction of, such latent defect, or (b) at Tenant’s expense, use reasonable efforts to enforce such right directly against the Contractor for Tenant’s benefit. As used herein, “Construction Contract” means the construction contract between Landlord and the Contractor pursuant to which the Tenant Improvements will be constructed.

4 COMPLETION. Tenant acknowledges and agrees that the Tenant Improvement Work may be performed in the Premises during Building Service Hours before or after the Third Extension Date. Landlord and Tenant shall cooperate with each other in order to enable the Tenant Improvement Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding any contrary provision of this Agreement, any delay in the completion of the Tenant Improvement Work or inconvenience suffered by Tenant during the performance of the Tenant Improvement Work shall not delay the Third Extension Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

5 MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, Landlord’s obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

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